Exhibit (23)(d)(1)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of March 2, 2009, between SELIGMAN FRONTIER FUND, INC., a Maryland corporation (the “Fund”) and RIVERSOURCE INVESTMENTS, LLC, a Minnesota limited liability company (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Fund’s “other expenses” to the extent set forth in the Fund’s prospectuses dated March 2, 2009.

RIVERSOURCE INVESTMENTS, LLC		SELIGMAN FRONTIER FUND, INC.

By:	/s/ William F. Truscott	By:	/s/ Lawrence P. Vogel
	William F. Truscott		Lawrence P. Vogel

TITLE:	President	TITLE:	Treasurer

DATE:	March 2, 2009	DATE:	March 2, 2009